Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-176203) of Morningstar, Inc. of our report dated April 15, 2019 relating to the consolidated balance sheet as of November 30, 2018 and the related consolidated statements of operations and comprehensive income (loss), share capital and other shareholders’ equity and cash flows for the year then ended, of Ratings Acquisition Corp, which appears in this Current Report on Form 8-K.

We further consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-176203) of Morningstar, Inc. of our report dated April 13, 2018 relating to the consolidated balance sheet as of November 30, 2017 and the related consolidated statements of operations and comprehensive income (loss), share capital and other shareholders’ equity and cash flows for the year then ended, of Ratings Acquisition Corp, which appears in this Current Report on Form 8-K.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-176203) of Morningstar, Inc. of our report dated August 17, 2017 relating to the consolidated balance sheet as of November 30, 2016 and the related consolidated statements of operations and comprehensive loss, share capital and other shareholders’ equity and cash flows for the year then ended, of Ratings Acquisition Corp, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Oakville, Ontario, Canada

September 17, 2019